EXHIBIT 23
                  HENRY L. CREEL CO., INC.
                 Certified Public Accountant
                       (216) 491-0800
                     FAX (216) 491-0803





To Whom it May Concern:


The firm of Henry L. Creel Co., Inc., Certified Public
Accountants Consents to the inclusion of my report of December 31, 2000, on the Financial Statements of Augrid of
Nevada, Inc. from the inception date of March 1, 1998 through December 31, 2000 in any filings that are necessary now or in the future to be filed with the U.S. Securities and Exchange Commission.


Respectfully,


/s/ Henry L. Creel Co.
----------------------
Henry L. Creel Co., Inc., CPA

April 16, 2001
























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